Exhibit 8.1

One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 | Fax: 404-881-7777
L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

October 4, 2017

CenterState Bank Corporation

1101 First Street South

Haven, FL 33880

Re:	Tax Opinion – Agreement and Plan of Merger between CenterState Bank Corporation and HCBF Holding Company, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of August 12, 2017 (the “Agreement”), between CenterState Bank Corporation, a Florida corporation (“CenterState”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”), pursuant to which HCBF will merge with and into CenterState (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement on Form S-4, of CenterState and HCBF filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and supplemented through the date hereof (the “Registration Statement”); the letters of CenterState and HCBF to Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom dated as of the date hereof, containing certain facts and representations (the “Officer’s Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Registration Statement, the Officer’s Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflects the material facts of the Merger; (iii) the representations made by CenterState and HCBF in the Agreement, the Registration Statement, and the Officer’s Certificates are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by CenterState and HCBF in the Agreement, the Registration Statement, and the Officer’s Certificates that are made to best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be

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Tax Opinion – Agreement and Plan of Merger between CenterState Bank Corporation and HCBF

Holding Company, Inc.

October 4, 2017

true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the filing of this opinion of counsel as an Exhibit to the Registration Statement, and to the reference to us in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

ALSTON & BIRD LLP

/s/ L. Andrew Immerman

L. Andrew Immerman

A Partner